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                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                     AMERICAN FAMILY LIFE INSURANCE COMPANY

                                JANUARY 1, 2000

     The following amended Articles of Incorporation, adopted on December 13, 1999, supersede and take the place of the theretofore existing Articles of Incorporation and amendments thereto.

                                   ARTICLE I

                      CORPORATE NAME AND PRINCIPAL OFFICE

     The name of this corporation shall be American Family Life Insurance Company and its principal office and place of business shall be located in the City of Madison, Dane County, Wisconsin.

                                   ARTICLE II

                         PURPOSES, POWERS AND BUSINESS

     The purposes, powers and business of the corporation shall be:

     [1] To transact the business of life and disability insurance, to have, exercise, and enjoy all the powers, privileges and rights conferred upon domestic life insurance companies under the laws of the State of Wisconsin.

     [2] To conduct its business, carry on its operations, have offices and exercise the powers granted to it in any state, territory, district, or possession of the United States, or in any foreign country.

                                  ARTICLE III

                                 CAPITAL STOCK

     The capital stock of the Corporation shall be One Million Dollars ($1,000,000) and shall be divided into 10,000 shares of Two-Hundred Fifty Dollars ($250.00) par value each.

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                                   ARTICLE IV

                                    MEMBERS

     Persons holding stock, and they only, shall be members of the Corporation. No certificate shall be issued evidencing ownership of a fractional share of stock. Stockholders' preemptive stock purchase rights shall apply to newly issued stock or increase in capitalization.

                                   ARTICLE V

                                   DIRECTORS

     The corporate powers granted by law to the Corporation shall be exercised by and under the direction of a Board of Directors and in accordance with the provisions of such Bylaws, regulations and resolutions as the Board of Directors may from time to time adopt.

     The number of Directors constituting the Board of Directors shall be fixed by Bylaws but shall not be less than five.

                                  ARTICLE VI

                                  AMENDMENTS

     These Articles may be amended in the manner authorized by law at the time of the Amendment.